CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated May 30, 2018, relating to the financial statements and financial highlights of FEG Absolute Access Fund I LLC and FEG Absolute Access Fund LLC for the year ended March 31, 2018, and to the references to our firm under the headings “Administration; Reporting”, “Financial Highlights” and “Legal and Accounting Matters” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

May 30, 2018

C O H E N & C O M P A N Y, L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board